Exhibit 99.1

FOR IMMEDIATE RELEASE

Cape Fear Bank Corporation and Cape Fear Bank Enter into Regulatory Orders to Enhance the Strength and Stability of the Bank

WILMINGTON, N.C., February 26, 2009 – Cape Fear Bank Corporation (the “Company”) (Nasdaq: CAPE) today announced that its wholly-owned subsidiary Cape Fear Bank (the “Bank”) has entered into an agreement with the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks to adopt certain measures designed to enhance the strength and stability of the Bank’s operations.

“We have been working closely with the FDIC and the North Carolina Commissioner of Banks to aggressively address the challenges the Bank has been facing in the current regional and national financial climate and are pleased to address the regulators’ concerns,” said Ralph Strayhorn, the President and Chief Executive Officer of the Company and the Bank. “Our customers can rest assured that the Bank will continue to serve its customers with its full range of lending and retail banking services,” added Mr. Strayhorn. “And all customer deposits remain fully insured to the highest limits set by the FDIC.”

As part of the agreement with the regulators, the Bank consented to the issuance of an order to “cease and desist” (the “Order”), which formally outlines specific areas the Bank agrees to address through the adoption and implementation of policies that further enhance the stability of the Bank. The Order, which was entered into without admitting any fault and without imposition of any fines or penalties, stems from a regulatory exam conducted by the FDIC in October 2008 for the period ending September 30, 2008. The Order will remain in effect until modified or terminated by the FDIC and the Commissioner.

The Order requires, among other things, that the Bank maintain certain capital levels. The Order also requires the Bank to submit written plans and/or reports to the regulators to address, among other things, how the Bank will improve its capital levels.

In addition to enhancing its capital, the Order requires the Bank to submit a written management plan for the analysis and assessment of its management and staffing needs. Under the Order, the Bank’s Board of Directors must also increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives for the supervision of all of the Bank’s activities. As previously disclosed, the Board of Directors of the Company and the Bank now includes five new directors, four of whom were appointed in August 2008 and Mr. Strayhorn, who joined the Board at the end of November 2008.

The new Board of Directors and the new Chief Executive Officer of the Company and the Bank have been actively engaged in responding to the concerns raised in the Order. Mr. Strayhorn continued, “Cape Fear has been working with the regulators to address the challenges we are currently facing and we have begun to address a number of the regulators’ concerns.”

As previously announced, Chief Executive Officer Ralph N. Strayhorn replaced outgoing CEO Cameron Coburn in November 2008, following the completion of the examination by the FDIC that led to Order. Mr. Strayhorn has over 25 years experience in North Carolina’s banking industry and prior to joining the Company, he successfully led SterlingSouth Bank & Trust Company, a community bank in Greensboro, N.C. During his tenure at SterlingSouth, he restructured the bank from a marginally profitable, $87 million concern to a profitable $163 million bank with three locations. Mr. Strayhorn also executed a successful sale of the bank in 2006 to BNC Bancorp, the holding company for Bank of North Carolina, and served as BNC Bancorp’s Executive Vice President and Chief Administrative Officer and a member of its Board of Directors.

Also on February 24, 2009, Company entered into a written agreement (the “Reserve Bank Agreement”) with the Federal Reserve Bank of Richmond (the “Reserve Bank”). The Reserve Bank Agreement is designed to enhance the Company’s ability to act as a source of strength to the Bank, and requires, among other things, that the Company obtain the Reserve Bank’s approval prior to taking certain actions, such as paying dividends, taking dividends from the Bank, incurring or increasing any debt or purchasing or redeeming Company stock.

The description of the Order and Reserve Bank Agreement set forth herein are qualified in their entirety by reference to the Order and Reserve Bank Agreement, copies of which are attached as Exhibits 10.2 and 10.3 to the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About the Company

Cape Fear Bank (the “Bank”), formerly known as Bank of Wilmington, was established in 1998 as a community bank, developed and managed by local residents of the communities it serves, who are committed to improving the quality of their local banking experience. Cape Fear Bank Corporation, the parent company, was formed in June 2005. The Bank serves the southeastern North Carolina market area with eight full-service banking offices, including three in New Hanover County, two in Pender County, and three in Brunswick County. The Company’s stock is listed on the NASDAQ Capital Market under the symbol ‘CAPE’.

Contact: Shelly Southerland, Vice President and Corporate Secretary, +1-910-509-3901, ssoutherland@capefearbank.com.